Exhibit 99.1

Media Relations: Curt Selby 414-359-4191 curt.selby@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
April 29, 2025

A. O. Smith Reports First Quarter Sales of $964 million and
Earnings Per Share (EPS) of $0.95
First Quarter 2025 Highlights
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Sales of $964 million, a decrease of 2% primarily due to lower water heater volumes in North America and lower sales in China
•North America sales decreased 2% against a difficult comparison. Sequential quarter-over-quarter improvement in segment sales was 9%
•Net earnings were $136.6 million and diluted EPS decreased 5% to $0.95
•Rest of World operating margin improved 110 basis points on flat sales led by China operating margin expansion of 200 basis points
•Repurchased $121 million of shares and reaffirmed expected full year repurchases of $400 million
•2025 Outlook maintained at:
◦Consolidated sales to be flat to up 2%
◦Diluted EPS with a range of $3.60 to $3.90
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) today announced its first quarter 2025 results.
Key Financial Metrics
First Quarter
(in millions, except per share amounts)

	Q1 2025	Q1 2024	% Change YoY
Net sales	$963.9	$978.8	-2%
Net earnings	$136.6	$147.6	-7%
Diluted earnings per share	$0.95	$1.00	-5%

“I am pleased with the positive momentum from the sequential quarter-over-quarter growth we delivered in our North America water heater volumes. As expected, those volumes were lower year-over-year as the industry returned to a more normal cadence and we focused on running our plants efficiently. North America boiler sales increased 10% as our high-efficiency products continued to perform well in the market,” noted Kevin J. Wheeler, chairman and chief executive officer. “In China, continued economic challenges and soft consumer demand led to a 4% year-over-year decrease in local currency sales. However, we achieved a 200-basis point expansion in China margin compared to last year due to continued cost-saving efforts and benefits from our 2024 restructuring actions. Additionally, the Pureit acquisition contributed $12 million to sales in the quarter and integration is on track.”
Segment-level Performance
North America
First quarter sales of $748.7 million decreased 2% compared to a challenging prior year comparison as higher boiler sales were offset by lower water heater volumes. The first quarter of 2024 benefited from pre-buy-related volumes ahead of an announced price increase.
Segment earnings were $185.2 million, and segment margin was 24.7% in the first quarter of 2025 compared to segment earnings of $198.7 million and segment margin of 25.9% in the first quarter of 2024. The lower year-over-year segment earnings and segment margin were primarily due to higher boiler sales, which were more than offset by lower water heater volumes, lower volume related absorption and continued strategic investments including tankless.
Rest of World
Rest of World sales of $226.7 million were essentially flat to last year. China sales decreased 4% in local currency in the first quarter primarily due to lower volumes of water treatment and gas water heater products. Pureit contributed $12 million to sales in the first quarter of 2025.
Segment earnings were $19.7 million, and segment margin was 8.7% in the first quarter of 2025 compared to segment earnings of $17.2 million and segment margin of 7.6% in the same period last year. The higher segment earnings and segment margin in 2025 compared to last year were primarily driven by cost reduction actions, which more than offset lower volumes in China.
Balance Sheet, Liquidity and Capital Allocation
As of March 31, 2025, cash and marketable securities balances totaled $200.2 million and debt totaled $269.8 million, resulting in a leverage ratio of 12.7% as measured by total debt-to-total capitalization.
Cash provided by operations was $38.7 million and free cash flow was $17.4 million in the first three months of 2025. Both decreased compared to 2024, primarily due to lower accounts receivable collections which resulted from lower prior quarter sales as well as lower current quarter earnings.
As part of its commitment to return capital to shareholders, the Company repurchased 1.8 million shares at a cost of $120.6 million in the first three months of 2025. As of March 31, 2025, authority remained to repurchase approximately 5 million additional shares. The Company expects to spend approximately $400 million to repurchase shares in 2025.
On April 7, 2025, the Company’s board of directors approved a $0.34 per share dividend for shareholders of record on April 30, payable on May 15.

Outlook
2025 Outlook
(in millions, except per share amounts)

	2024	2025 Outlook
	Actual	Low End	High End
Net sales	$3,818	$3,800	$3,900
Diluted earnings per share	$3.63	$3.60	$3.90
Adjusted earnings per share	$3.73[1]	$3.60	$3.90
1Excludes restructuring and impairment expenses. See accompanying GAAP to Non-GAAP reconciliations
“We maintain our full-year sales and EPS guidance. Given the uncertainty of the tariff environment, our guidance does not include our announced pricing, which we project will offset, along with other actions, the current announced tariffs. In addition to pricing, our other actions include footprint optimization, strategic sourcing actions and other cost containment initiatives. In North America, we expect water heater industry unit volumes to be flat year-over-year with less first half versus second half volatility compared to 2024, as we focus on plant operating efficiency and order management related to our announced price increases. In our Rest of World segment, we continue to expect a single-digit sales decline in China as consumer demand remains low,” stated Steve Shafer, president and chief operating officer.
“Our stable replacement demand in water heaters and boilers, as well as our strong balance sheet and free cash flow continue to provide us the liquidity to focus on our capital allocation priorities and drive profitable growth.”
The Company’s guidance excludes the potential impacts from future acquisitions.
A. O. Smith will host a webcasted conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard live on the Company’s website. An audio replay of the call will be available on the Company’s website after the live event. To access the archived audio replay, go to the “Investors” page and select the First Quarter 2025 Earnings Call link.
To provide improved transparency into the operating results of its business, the Company is providing non-GAAP measures. Free cash flow is defined as cash provided by operations less capital expenditures. Adjusted earnings, adjusted EPS, adjusted segment earnings and adjusted corporate expenses exclude the impact of restructuring and impairment charges. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.

Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance,” “outlook” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: negative impact to the Company’s businesses from international tariffs, including any new or increased tariffs that could also trigger retaliatory responses from other countries, as well as trade disputes and geopolitical differences, including the conflicts in Ukraine and the Middle East; further softening in U.S. residential and commercial water heater demand; negative impacts to the Company, particularly the demand for its products, resulting from global inflationary pressures or a potential recession in one or more of the markets in which the Company participates; the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs; negative impacts to demand for the Company’s products, particularly commercial products, as a result of changes in commercial property usage that followed the COVID-19 pandemic; further weakening in North American residential or commercial construction or instability in the Company’s replacement markets; inability of the Company to implement or maintain pricing actions; inconsistent recovery of the Chinese economy or a further decline in the growth rate of consumer spending or housing sales in China; the availability, timing or effects of China stimulus programs; potential weakening in the high-efficiency gas boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; failure to realize the expected benefits of acquisitions or expected synergies; failure to realize the expected benefits, timing and extent of regulatory changes; competitive pressures on the Company’s businesses, including new technologies and new competitors; the impact of potential information technology or data security breaches; negative impact of changes in government regulations or regulatory requirements; the inability to respond to secular trends toward decarbonization and energy efficiency; and adverse developments in general economic, political and business conditions in key regions of the world. Additional factors are discussed in the Company’s filings with Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, quarterly reports on Form 10-Q and current reports on Form 8-K. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wisconsin, is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
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A. O. SMITH CORPORATION
Condensed Consolidated Statement of Earnings
(dollars in millions, except share data)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Net sales	$963.9	$978.8
Cost of products sold	588.5	594.1
Gross profit	375.4	384.7
Selling, general and administrative expenses	192.6	192.2
Interest expense	2.9	1.0
Other income, net	(1.2)	(1.2)
Earnings before provision for income taxes	181.1	192.7
Provision for income taxes	44.5	45.1
Net earnings	$136.6	$147.6
Diluted earnings per share of common stock	$0.95	$1.00
Average common shares outstanding (000’s omitted)	144,408	148,297

A. O. SMITH CORPORATION
Condensed Consolidated Balance Sheet
(dollars in millions)

	(Unaudited) March 31, 2025	December 31, 2024
ASSETS:
Cash and cash equivalents	$173.0	$239.6
Marketable securities	27.2	36.5
Receivables	641.5	541.4
Inventories	532.6	532.1
Other current assets	47.8	43.3
Total Current Assets	1,422.1	1,392.9
Net property, plant and equipment	634.4	628.7
Goodwill and other intangibles	1,081.0	1,082.8
Operating lease assets	34.6	32.8
Other assets	95.6	102.8
Total Assets	$3,267.7	$3,240.0
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$541.0	$588.7
Accrued payroll and benefits	62.7	78.5
Accrued liabilities	198.6	153.0
Product warranties	69.8	67.0
Debt due within one year	10.0	10.0
Total Current Liabilities	882.1	897.2
Long-term debt	259.8	183.2
Operating lease liabilities	25.2	23.5
Other liabilities	245.5	252.6
Stockholders’ equity	1,855.1	1,883.5
Total Liabilities and Stockholders’ Equity	$3,267.7	$3,240.0

A. O. SMITH CORPORATION
Condensed Consolidated Statement of Cash Flows
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Operating Activities
Net earnings	$136.6	$147.6
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	20.7	19.6
Stock based compensation expense	6.1	8.3
Deferred income taxes	(5.0)	2.9
Net changes in operating assets and liabilities:
Current assets and liabilities	(125.3)	(73.7)
Noncurrent assets and liabilities	5.6	1.9
Cash Provided by Operating Activities	38.7	106.6
Investing Activities
Capital expenditures	(21.3)	(22.0)
Acquisitions	—	(21.1)
Investment in marketable securities	(22.6)	(48.1)
Net proceeds from sale of marketable securities	33.1	20.0
Cash Used in Investing Activities	(10.8)	(71.2)
Financing Activities
Long-term debt incurred (repaid)	76.5	(6.8)
Common stock repurchases	(120.6)	(74.5)
Net (payments) proceeds from stock option activity	(1.8)	8.0
Dividends paid	(49.2)	(47.3)
Cash Used in Financing Activities	(95.1)	(120.6)
Effect of exchange rate changes on cash and cash equivalents	0.6	(3.1)
Net decrease in cash and cash equivalents	(66.6)	(88.3)
Cash and cash equivalents - beginning of period	239.6	339.9
Cash and Cash Equivalents - End of Period	$173.0	$251.6

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Net sales
North America	$748.7	$766.3
Rest of World	226.7	226.9
Inter-segment sales	(11.5)	(14.4)
	$963.9	$978.8
Earnings
North America	$185.2	$198.7
Rest of World	19.7	17.2
Inter-segment earnings elimination	—	(0.3)
	204.9	215.6
Corporate expense	(20.9)	(21.9)
Interest expense	(2.9)	(1.0)
Earnings before income taxes	181.1	192.7
Provision for incomes taxes	44.5	45.1
Net earnings	$136.6	$147.6

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Three Months Ended March 31,
	2025	2024
Cash provided by operating activities (GAAP)	$38.7	$106.6
Less: Capital expenditures	(21.3)	(22.0)
Free cash flow (non-GAAP)	$17.4	$84.6

A. O. SMITH CORPORATION
2025 EPS Guidance and 2024 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2025 Guidance	2024
Diluted EPS (GAAP)	$3.60-3.90	$3.63
Restructuring and impairment expense	—	0.10	(1)
Adjusted EPS (non-GAAP)	$3.60-3.90	$3.73
(1)Includes pre-tax restructuring and impairment expenses of $11.3 million and $6.3 million, within the Rest of World segment and North America segment, respectively.